Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CMGI, Inc.:

We consent to the use of our report dated September 24, 2003, with respect to the consolidated balance sheets of CMGI, Inc. and subsidiaries as of July 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended July 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Boston, Massachusetts

June 10, 2004